As filed with the Securities and Exchange Commission on August 8, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Micron Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	75-1618004
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
8000 S. Federal Way, Boise, Idaho	83716
(Address of principal executive offices)	(Zip Code)

Micron Technology, Inc.
Amended and Restated 2007 Equity Incentive Plan
Deferred Compensation Plan
(Full title of the plans)

Michael Myers, Esq.
Vice President, Interim General Counsel and Corporate Secretary
Micron Technology, Inc.
8000 South Federal Way, Boise, Idaho 83716
(208) 368-4000
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large Accelerated Filer	Accelerated Filer	Non-Accelerated Filer	Smaller Reporting Company	Emerging Growth Company
☒	☐	☐	☐	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.				☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Micron Technology, Inc. (the “Company” or the “Registrant”) to register (i) 50,000,000 shares of the Company’s common stock, $0.10 par value per share, to be issued pursuant to the Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan, as approved by the Company’s shareholders at the Fiscal 2022 Annual Meeting of Shareholders of the Company held on January 12, 2023, and (ii) $85,000,000 of deferred compensation obligations (the “Obligations”) of the Company arising under the Micron Technology, Inc. Deferred Compensation Plan, as amended effective January 1, 2022 (the “Plan”).

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As set forth in the Note to Part I of Form S-8, the documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated by reference in this Registration Statement:

(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended September 1, 2022 (the “Annual Report”) filed with the Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 1-10658), on October 7, 2022.

(b)    All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report.

(c)    The description of the Company’s common stock, par value $0.10 per share, contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on December 21, 2009, including any subsequently filed amendments and reports updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES

Micron Technology, Inc. Deferred Compensation Plan Obligations

The Obligations being registered represent deferred compensation obligations of the Company arising under the Plan. The Obligations are unsecured general obligations of the Company. The Company reserves the right to amend or terminate the Plan at any time in accordance with its terms, provided that such amendment or termination shall not reduce or eliminate any benefit that has become fully vested under the Plan prior to such amendment or termination.

Following is a summary of the Plan as it relates to the Obligations. This summary is qualified in its entirety by reference to the Plan.

Purpose and Participation. The Plan is intended to constitute a non-qualified deferred compensation plan that, in accordance with Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended, is unfunded and established primarily for the purpose of providing deferred compensation to specifically designated employees of the Company (the “Participants”). The Plan is an unfunded deferred compensation plan for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and is intended to comply with the requirements of Section 409A of the Code so that no penalty taxes are owed under Section 409A(a)(1)(B).

Plan Deferrals. Participants may elect to defer up to 75% of eligible base compensation and up to 100% of eligible bonus, fiscal year or performance-based compensation under the Plan by completing deferral elections in accordance with Plan rules. The Company, in its sole discretion, may make employer contributions to the Plan. Participant and employer contributions to the Plan are credited to bookkeeping accounts maintained on behalf of each Participant under the Plan. The amounts credited to such deferral accounts under the Plan represent an unfunded, unsecured Obligation of the Company, and do not represent ownership, or any ownership interest in, any particular assets of the Company. The deferred compensation Obligations are not convertible into any other security of the Company and do not have the benefit of any negative pledges or of any covenants on the part of the Company, other than to pay the deferred compensation Obligations arising under the Plan. The Company may elect to contribute deferrals to a trust that satisfies the tax requirements applicable to non-qualified deferred compensation plans to satisfy its payment Obligations under the Plan.

Vesting of Deferrals. Participant deferrals are fully vested at all times. Participants become 100% vested in employer contributions, if any, upon 2 years of qualifying service with the Company. If not already vested, a Participant’s deferral account becomes 100% vested upon a change in control of the Company or upon the Participant’s death or disability.

Earnings Credits. Subject to certain exceptions and restrictions, a Participant’s deferral account balance is indexed to one or more hypothetical or “phantom” investment options chosen by the Participant from the phantom investment options available under the Plan. A Participant’s deferred compensation benefit payable under the Plan increases or decreases based on the investment performance of the selected “phantom” investment options.

Distribution of Deferrals. Participants choose the time and manner of distribution of their deferral accounts. Payment of deferral accounts is made in cash at the time and in the form elected by the Participant, subject to the following general rules:

•A Participant may elect, but is not required to elect, to receive his or her deferrals on a specified distribution date that occurs during the Participant’s employment.

•A Participant’s deferrals will commence to be paid, if such deferrals have not already commenced to be paid, on the Participant’s termination of employment. Amounts payable to certain specified employees are delayed six months following such Participant’s termination of employment in accordance with the requirements of the Code and Plan.

•A Participant may elect to receive his or her deferrals in a lump-sum or in annual installments over a period of up to ten years.

•A Participant’s entire deferral account balance will be paid in a lump sum upon the death or disability of the Participant, or upon a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company.
.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors or stockholders to grant, indemnification to directors, officers, employees, and agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act and for liabilities arising from other state and federal causes of action. Section 10 of the Company’s Certificate of Incorporation and Article VIII of the Company’s Bylaws provide for the mandatory indemnification of its officers, directors, employees and agents to the extent permitted by the Delaware General Corporation Law. The Company has entered into agreements with its officers, directors, and certain key employees implementing such indemnification.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description of Exhibit	Filed Herewith	Form	Period Ending	Exhibit/ Appendix	Filing Date
4.1	Restated Certificate of Incorporation of the Registrant		8-K		99.2	1/26/15
4.2	Bylaws of the Registrant, Amended and Restated		8-K		3.1	2/16/21
4.3	Micron Technology, Inc. Amended and Restated 2007 Equity Incentive Plan		DEF 14A		A	12/2/22
4.4	2007 Equity Incentive Plan Forms of Agreement and Terms and Conditions		10-Q	12/1/22	10.3	12/22/22
4.5	Micron Technology, Inc. Deferred Compensation Plan, as amended		10-Q	6/2/22	10.2	7/1/22
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation	X
23.1	Consent of Independent Registered Public Accounting Firm	X
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)	X
24.1	Power of Attorney (included on signature page)	X
107.1	Calculation of Filing Fee Table	X

ITEM 9. UNDERTAKINGS

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, and the City of Denver, State of Colorado, respectively, on August 8, 2023.

Micron Technology, Inc.
(Registrant)

By:	/s/ Sanjay Mehrotra
(Sanjay Mehrotra)
President and Chief Executive Officer
(Principal Executive Officer)

/s/ Mark J. Murphy
(Mark J. Murphy)
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sanjay Mehrotra and Mark J. Murphy or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sanjay Mehrotra	President and	August 8, 2023
(Sanjay Mehrotra)	Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Mark J. Murphy	Executive Vice President and	August 8, 2023
(Mark J. Murphy)	Chief Financial Officer
(Principal Financial Officer)

/s/ Scott Allen	Corporate Vice President and	August 8, 2023
(Scott Allen)	Chief Accounting Officer
(Principal Accounting Officer)

/s/ Richard M. Beyer	Director	August 8, 2023
(Richard M. Beyer)

/s/ Lynn A. Dugle	Director	August 8, 2023
(Lynn A. Dugle)

/s/ Steven J. Gomo	Director	August 8, 2023
(Steven J. Gomo)

/s/ Linnie M. Haynesworth	Director	August 8, 2023
(Linnie M. Haynesworth)

/s/ Mary Pat McCarthy	Director	August 8, 2023
(Mary Pat McCarthy)

/s/ Robert E. Switz	Chairman of the Board	August 8, 2023
(Robert E. Switz)	Director

/s/ MaryAnn Wright	Director	August 8, 2023
(MaryAnn Wright)